UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER: 0-21677

                                 ProSource, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        1500 San Remo Avenue, Coral Gables, Florida 33146 (305) 740-1000
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                 Class A Common Stock, par value $0.01 per share
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]         Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(1)(ii)[ ]         Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(ii) [ ]
             Rule 12g-4(a)(2)(ii)[ ]         Rule 15d-6           [ ]
             Rule 12h-3(b)(1)(i) [ ]

            Approximate number of holders of record as of the certification or notice date: 1

            Pursuant to the requirements of the Securities Exchange Act of 1934 ProSource, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 21, 1998                         By: /s/ A. Petter Ostberg
                                           Name:   A. Petter Ostberg
                                           Title:  Vice President